THE LOEWEN GROUP INC.

                                                                   Exhibit 11
                                                                     For 10 Q

COMPUTATION OF PER SHARE EARNINGS
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS

                                                                   Three months ended     Nine months ended
                                                                      September 30,         September 30,
                                                                   -------------------    -----------------
                                                                     1998       1997       1998      1997
                                                                   --------   --------    -------   -------
Basic
  Net earnings (loss)                                              $(32,438)  $(40,329)   $ 7,843   $11,004
  Less: Preferred share dividends                                     2,173      2,383      6,766     7,192
                                                                   --------   --------    -------   -------
  Net earnings (loss) attributable to Common shareholders           (34,611)   (42,712)     1,077     3,812

  Weighted average shares outstanding                                74,019     73,289     73,967    65,188

  Basic earnings (loss) per share                                  $  (0.47)  $  (0.58)   $  0.01   $  0.06
                                                                   --------   --------    -------   -------
                                                                   --------   --------    -------   -------

Fully diluted
  Net earnings (loss) attributable to Common shareholders          $(34,611)  $(42,712)   $ 1,077   $ 3,812
  Add: imputed earnings from dilutive options, net of tax effect          0          0          0         0
                                                                   --------   --------    -------   -------
  Fully diluted net earnings (loss)                                $(34,611)  $(42,712)   $ 1,077   $ 3,812
                                                                   --------   --------    -------   -------
                                                                   --------   --------    -------   -------

  Weighted average shares outstanding                                74,019     73,289     73,967    65,188
  Shares issuable upon assumed conversion of dilutive options             0          0          0         0
                                                                   --------   --------    -------   -------
  Fully diluted shares                                               74,019     73,289     73,967    65,188
                                                                   --------   --------    -------   -------
                                                                   --------   --------    -------   -------
  Fully diluted earnings (loss) per share                          $  (0.47)  $  (0.58)   $  0.01   $  0.06
                                                                   --------   --------    -------   -------
                                                                   --------   --------    -------   -------